EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

LITTELFUSE, INC.

The undersigned natural person, acting as an incorporator of a corporation under the General Corporation Law of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:

ARTICLE I

NAME

The name of the corporation is LITTELFUSE, INC. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation within the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

CAPITAL

Section 1. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares, of which Nineteen Million (19,000,000) shares shall be designated Common Stock, par value $.01 per share (“Common Stock”), and One Million (1,000,000) shares shall be designated Preferred Stock, par value $0.01 per share. The shares designated as Common Stock shall have identical rights and privileges in every respect.

Section 2. The Board of Directors may authorize the issuance from time to time of the Preferred Stock in one or more series with such designations, preferences, qualifications, limitations, restrictions and optional or other special rights (which may differ with respect to each series) as the board may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series:

(1)	the number of shares which shall constitute the series and the name of the series;
(2)

the rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;

(3)	the prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;
(4)	the rights, if any, of holders of shares of the series to convert such shares into, or to exchange such shares for, shares of any other class of stock of the Corporation;
(5)	the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series;
(6)

the rights and preferences, if any, of the holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation;

(7)

the limitations, if any, applicable while such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series;

(8)	the voting rights to be provided for shares of the series; and
(9)	such other terms as the Board of Directors may lawfully determine.

Section 3. (a) Except as otherwise provided by law or by the resolutions of the Board of Directors provided for the issuance of any series of Preferred Stock, Common Stock will have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock will be entitled to one vote for each share held.

(b)

Subject to all of the rights of the holders of the Preferred Stock or any series thereof, the holders of Common Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, in stock or otherwise.

(c)

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights of the holders of Preferred Stock, the remaining net assets of the Corporation will be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into, or a sale of all or substantially all of the assets of the Corporation, or any purchase or redemption of shares of stock of the Corporation of any class, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph.

ARTICLE V

INCORPORATOR

The name and address of the incorporator is:

Darrel A. Rice

Winstead Sechrest & Minick P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270

ARTICLE VI

DIRECTORS

The name and mailing address of the person who is to serve as an initial director of the Corporation from the date of incorporation of the Corporation until the first annual meeting of stockholders or until his successor is elected and qualified is:

Name	Address
Howard B. Witt	800 East Northwest Highway Des Plaines, IL 60016

On December 16, 1991, the number constituting the whole Board of Directors will be automatically increased to five (5) directors. The names and mailing addresses of the four (4) persons, in addition to Howard B. Witt, who will serve as initial directors of the Corporation from December 16, 1991 until the first annual meeting of stockholders or until their respective successors are elected and qualified are as follows:

Name	Address
John Major	Motorola
1301 E. Algonquin, Room 2266
Schaumburg, Illinois 60196

John Nevin	3 Steeplechase Lane
Northfield, Illinois 60093

Anthony Grillo	345 Park Avenue, 30th Floor
New York, New York 10154

Bruce Karsh	400 S. Hope Street
Los Angeles, California 90071

Each member of the Board of Directors shall serve until the next annual meeting of stockholders and until his or her successor has been elected and has qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. In the interim between annual meetings of stockholders, any vacancy in any class of directors of the Board of Directors created by the death, resignation, retirement, disqualification or removal of a director, shall be filled by the vote of a majority of the remaining directors. Any director elected to fill a vacancy shall have the same remaining term as that of his predecessor,. Any director may be removed at any time, with or without cause, by the affirmative vote of holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote for the election of such director. The number of directors which shall constitute the whole Board of Directors may be increase or reduced as specified in the bylaws of the Corporation. A written ballot will not be required for the election of directors.

ARTICLE VII

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

No director (including any advisory director) of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the shareholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Section by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure the benefit of the heirs, executors and administrators of such a person. No amendment, modification or repeal of this Article IVVV shall affect or impair in any way the rights of any director or officer of the Corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or appeal.

ARTICLE IX

OTHER VOTING RIGHTS

Notwithstanding any other provision contained herein, the Corporation, as successor to the Debtor(s) under the Plan of Reorganization Under Chapter 11 for Littelfuse, Inc. (the “Plan”) shall not issue nonvoting equity securities (which term shall not include any warrant to purchase shares of Common Stock) in connection with the Plan and shall comply, to the extent applicable, with Section 1123(a)(6) of the Bankruptcy Code of 1978, as amended.

ARTICLE X

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this the 25th day of November, 1991.

/s/ Darrel A. Rice

Darrel A. Rice

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

LITTELFUSE, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, LITTELFUSE, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as the “Corporation”), does hereby certify:

FIRST: That the original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on November 25, 1991.

SECOND: That, pursuant to the affirmative vote of all of the directors of the Corporation at a meeting of the board of directors held on February 7, 1997, and the affirmative vote by stockholders of the Corporation representing more than a majority of the outstanding shares of the Common Stock, par value $.01 per share, of the Corporation at the annual meeting of the stockholders of the Corporation held on April 25, 1997, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the board of directors and stockholders of the Corporation duly approved and adopted a resolution provided that Section 1 of Article IV of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

Section 1. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Thirty-five Million (35,000,000) shares, of which Thirty-four Million (34,000,000) shares shall be designated Common Stock, par value $.01 per share (“Common Stock”), and One Million (1,000,000) shares shall be designated Preferred Stock, par value $0.01 per share (“Preferred Stock”). The shares designated as Common Stock shall have identical rights and privileges in every respect.

THIRD: That said amendment to the Certificate of Incorporation shall become effective upon filing of this Certificate of Amendment in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, LITTELFUSE, INC. has caused this Certificate of Amendment to be executed by its President as of the 25th day of April, 1997.

LITTELFUSE, INC. /s/ Howard B. Witt Howard B. Witt